Exhibit 23.1

                               Stan J.H. Lee, CPA
              2160 North Central Rd Suite 203 * Fort Lee * NJ 07024
                      794 Broadway * Chula Vista * CA 91910
             619-623-7799 Fax 619-564-3408 E-mail) stan2u@gmail.com
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To Whom It May Concern:

The firm of Stan J.H. Lee, Certified Public Accountant, consents to the inclusion of our report of March 27, 2007 on the audited financial statements of Lee Fine Arts, inc. as of December 31, 2006 and 2005, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,


/s/  Stan J. H. Lee
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Stan J.H. Lee, CPA

Chula Vista, CA  91910
April 13, 2007






          Registered with the Public Company Accounting Oversight Board